Exhibit 10.5

Fortress Value Acquisition Corp.

1345 Avenue of the Americas, 46th Floor

New York, New York 10105

July 15, 2020

Re:	Parent Sponsor Letter Agreement

Ladies and Gentlemen:

This letter agreement (this “Letter Agreement”) is being delivered to you in connection with that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, by and among Fortress Value Acquisition Corp., a Delaware corporation (“Parent”), MP Mine Operations LLC, a Delaware limited liability company (“MPMO”), Secure Natural Resources LLC, a Delaware limited liability company (“SNR” and, together with MPMO, the “Companies”), and the other parties thereto and hereby amends and restates in its entirety that certain Letter Agreement, dated as of April 29, 2020, from Fortress Acquisition Sponsor LLC (the “Sponsor”) and each of the undersigned individuals, each of whom is a member of Parent’s board of directors and/or management team (each, an “Insider” and collectively, the “Insiders”) to Parent. Certain capitalized terms used herein are defined in paragraph 11 hereof. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

In order to induce the Companies and Parent to enter into the Merger Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Sponsor and each of the Insiders hereby severally (and not jointly and severally) agree with Parent, as follows:

1. The Sponsor and each Insider agrees with Parent that if Parent seeks Parent Stockholder Approval of a proposed Business Combination (including, without limitation, the Transactions), then in connection with such proposed Business Combination, it, he or she shall: (i) appear at such meeting or otherwise cause any Covered Shares owned by it, him or her to be counted as present thereat for the purpose of establishing a quorum, (ii) vote (or execute and return an action by written consent), or cause to be voted at such meeting (or validly execute and return and cause such consent to be granted with respect thereto), all of its, his or her Covered Shares in favor of each Parent Stockholder Matter and any other matters necessary or reasonably requested by Parent in connection with a proposed Business Combination and (iii) not redeem any of its Covered Shares owned by it, him or her for redemption in connection with such stockholder approval or proposed Business Combination.

2. The Sponsor and each Insider hereby agrees with Parent that in the event that Parent fails to consummate a Business Combination within 24 months from the closing of the Public Offering, or such later period approved by Parent’s stockholders in accordance with Parent’s amended and restated certificate of incorporation, the Sponsor and each Insider shall take all reasonable steps to cause Parent to (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 business days thereafter, subject to lawfully available funds therefor, redeem 100% of the Common Stock sold as part of the Units in the Public Offering (the “Offering Shares”), at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Parent to pay its taxes (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Offering Shares, which redemption will completely extinguish all Public Stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of Parent’s remaining stockholders and Parent’s board of directors, dissolve and liquidate, subject in each case to Parent’s obligations under Delaware law to provide for claims of creditors and other requirements of other applicable law. The Sponsor and each Insider agrees to not propose any amendment (i) to Parent’s amended and restated certificate of incorporation that would affect the substance or timing of Parent’s obligation to allow redemption in connection with Parent’s initial Business Combination or to redeem 100% of the Offering Shares if Parent does not complete a Business Combination within 24 months from the closing of the Public Offering or (ii) with respect to any other provision of Parent’s amended and restated certificate of incorporation relating to stockholders’ rights or pre-initial Business Combination activity, unless Parent provides its Public Stockholders with the opportunity to redeem their shares of Common Stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to Parent to pay its taxes, divided by the number of then outstanding Offering Shares.

The Sponsor and each Insider acknowledges that it, he or she has no right, title, interest or claim of any kind in or to any monies held in the Trust Account or any other asset of Parent as a result of any liquidation of Parent with respect to the Founder Shares held by it, him or her. The Sponsor and each Insider hereby further waives, with respect to any shares of Common Stock held by it, him or her, if any, any redemption rights it, he or she may have in connection with the consummation of a Business Combination, including, without limitation, any such rights available in the context of a stockholder vote to approve such Business Combination or in the context of a tender offer made by Parent to purchase shares of Common Stock (although the Sponsor, the Insiders and their respective affiliates shall be entitled to redemption and liquidation rights with respect to any Offering Shares they hold if Parent fails to consummate a Business Combination within 24 months from the date of the closing of the Public Offering). The Sponsor and each Insider hereby further waives, with respect to any shares of Common Stock held by it, him or her, if any, any redemption rights it, he or she may have in connection with a stockholder vote to approve an amendment to Parent’s amended and restated certificate of incorporation (A) to modify the substance or timing of Parent’s obligation to allow redemption in connection with Parent’s initial Business Combination or to redeem 100% of the Offering Shares if Parent does not complete a Business Combination within 24 months from the closing of the Public Offering or (B) with respect to any other provision relating to stockholders’ rights or pre-initial Business Combination activity.

3. Notwithstanding the provisions set forth in paragraph 7(a) below, during the period commencing on the effective date of the Underwriting Agreement and ending 180 days after such date, the Sponsor and each Insider shall not, without the prior written consent of the Representatives, (i) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission (the “Commission”) promulgated thereunder, with respect to any Units, shares of Common Stock, Founder Shares, Parent Warrants or any securities convertible into, or exercisable, or exchangeable for, shares of Common Stock owned by it, him or her, (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any Units, shares of Common Stock, Founder Shares, Parent Warrants or any securities convertible into, or exercisable, or exchangeable for, shares of Common Stock owned by it, him or her, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (iii) publicly announce any intention to effect any transaction, including the filing of a registration statement, specified in clause (i) or (ii). Each of the Insiders and the Sponsor acknowledges and agrees that, prior to the effective date of any release or waiver of the restrictions set forth in this paragraph 3 or paragraph 7 below, Parent shall announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted shall only be effective two business days after the publication date of such press release. The provisions of this paragraph will not apply if the release or waiver is effected solely to permit a transfer not for consideration and the transferee has agreed in writing to be bound by the same terms described in this Letter Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

4. In the event of the liquidation of the Trust Account, the Sponsor (which for purposes of clarification shall not extend to any other shareholders, members or managers of the Sponsor) agrees to indemnify and hold harmless Parent against any and all loss, liability, claim, damage and expense whatsoever (including, but not limited to, any and all legal or other expenses reasonably incurred in investigating, preparing or defending against any litigation, whether pending or threatened, or any claim whatsoever) to which Parent may become subject as a result of any claim by (a) any third party for services rendered (other than Parent’s independent public accountants) or products sold to Parent or (b) a prospective target business with which Parent has discussed entering into a transaction agreement (a “Target”); provided, however, that such indemnification of Parent by the Sponsor shall apply only to the extent necessary to ensure that such claims by a third party for services rendered (other than Parent’s independent public accountants) or products sold to Parent or a Target do not reduce the amount of funds in the Trust Account to below (i) $10.00 per Offering Share or (ii) such lesser amount per Offering Share held in the Trust Account due to reductions in the value of the trust assets as of the date of the liquidation of the Trust Account, in each case, net of the amount of interest earned on the property in the Trust Account which may be withdrawn to pay its taxes, except as to any claims by a third party (including a Target) who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under Parent’s indemnity of the Public Offering underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. In the event that any such executed waiver is deemed to be unenforceable against such third party, the Sponsor shall not be responsible to the extent of any liability for such third party claims. The Sponsor shall have the right to defend against any such claim with counsel of its choice reasonably satisfactory to Parent if, within 15 days following written receipt of notice of the claim to the Sponsor, the Sponsor notifies Parent in writing that it shall undertake such defense. For the avoidance of doubt, none of Parent’s officers or directors will indemnify Parent for claims by third parties, including, without limitation, claims by vendors and prospective target businesses.

5. The Sponsor and each Insider hereby agrees and acknowledges that: (a) the Public Offering underwriters would be irreparably injured in the event of a breach by such Sponsor or Insider of its, his or her obligations under paragraphs 1, 2, 3, 4, 5, 7(a) and 9, as applicable, of this Letter Agreement, (b) the Companies would be irreparably injured in the event of a breach by such Sponsor or Insider of its, his or her obligations under paragraphs 1, 5, 6, 7 and 9, as applicable, of this Letter Agreement, (c) monetary damages may not be an adequate remedy for such breach and (d) the non-breaching party shall be entitled to injunctive relief, in addition to any other remedy that such party may have in law or in equity, in the event of such breach.

6. The Sponsor and each Insider hereby agrees that, subject to the satisfaction or waiver of each of the conditions to Closing set forth in Article VIII of the Merger Agreement, immediately prior to the Closing, (a)(i) if the amount of cash available in the Trust Account, less (ii) any amounts required to satisfy Parent’s stockholder redemptions, plus (b) the PIPE Investment Amount, is less than $495 million, then Sponsor and each Insider shall surrender to Parent a number of Founder Shares (the “Surrendered Shares”) equal to their pro rata share of the product of (x) 8,625,000 and (y) a fraction, the numerator of which is (1) $495 million, minus (2)(A) the cash available in the Trust Account after deducting the amount required to satisfy redemptions, plus (B) the PIPE Investment Amount, and the denominator of which is $495 million.

7.         (a) Notwithstanding the provisions set forth in paragraph 3, the Sponsor and each Insider agrees that it, he or she shall not Transfer any Founder Shares (or shares of Common Stock issuable upon conversion thereof) or any Private Placement Warrants (or shares of Capital Stock issued or issuable upon the exchange, exercise or conversion of the Private Placement Warrants) until the earliest to occur of: (i) one year after the completion of Parent’s initial Business Combination; (ii) subsequent to Parent’s initial Business Combination, if the last reported sale price of the shares of Common Stock equals or exceeds $12.00 per share for any 20 trading days within any 30-trading day period commencing at least 150 days after Parent’s initial Business Combination; and (iii) the date following the completion of Parent’s initial Business Combination on which Parent completes a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of Parent’s Public Stockholders having the right to exchange their shares of common stock for cash, securities or other property (the “Lock-up Period”).

(b) Notwithstanding the provisions set forth in paragraphs 3 and 7(a), Transfers of the Founder Shares, Private Placement Warrants and shares of Capital Stock issued or issuable upon the exchange, exercise or conversion of the Private Placement Warrants or the Founder Shares and that are held by the Sponsor, Insider or any of their permitted transferees (that have complied with this paragraph 7(b)), are permitted: (i) to Parent’s officers or directors, any affiliates or family members of any of Parent’s officers or directors, any members of the Sponsor, or any affiliates of the Sponsor; (ii) in the case of an individual, by gift to a member of the individual’s immediate family, to a trust, the beneficiary of which is a member of the individual’s immediate family or an affiliate of such person, or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; (v) by private sales or transfers made in connection with the consummation of a Business Combination at prices no greater than the price at which the securities were originally purchased; (vi) transfers in the event of Parent’s liquidation prior to the completion of an initial Business Combination; (vii) by virtue of the laws of the State of Delaware or the Sponsor’s limited liability company agreement upon dissolution of the Sponsor; and (viii) in the event of Parent’s liquidation, merger, capital stock exchange, reorganization or other similar transaction which results in all of Parent’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property subsequent to the completion of Parent’s initial Business Combination; provided, however, that in the case of clauses (i) through (v), any such permitted transferee must enter into a written agreement agreeing to be bound by the restrictions herein.

(c) Vesting Provisions for Founder Shares. The Sponsor and each of the Insiders agrees that, as of the Closing, all of the remaining shares of Common Stock issued or issuable upon the exercise or conversion of the Founder Shares following Sponsor’s surrender of the Surrendered Shares to Parent (the “Vesting Shares”) shall be unvested and shall be subject to the vesting and forfeiture provisions set forth in this paragraph 7(c). The Sponsor and each of the Insiders agrees that it shall not (and will cause its Affiliates not to) Transfer any unvested Vesting Shares prior to the later of (x) the expiration of the Lock-up Period and (y) the date such Vesting Shares become vested pursuant to this paragraph 7(c).

(i) Vesting of Shares.

(1) 50% of the Vesting Shares beneficially owned by Sponsor and each of the Insiders shall vest at such time as a $12.00 Stock Price Level is achieved on or before the date that is ten years after the Closing Date.

(2) 25% of the Vesting Shares beneficially owned by Sponsor and each of the Insiders shall vest at such time as a $14.00 Stock Price Level is achieved on or before the date that is ten years after the Closing Date.

(3) 25% of the Vesting Shares beneficially owned by Sponsor and each of the Insiders shall vest at such time as a $16.00 Stock Price Level is achieved on or before the date that is ten years after the Closing Date.

(4) Holders of Vesting Shares subject to the vesting provisions of this paragraph 7(c) shall be entitled to vote such Vesting Shares and receive dividends and other distributions with respect to such Vesting Shares prior to vesting; provided, that dividends and other distributions with respect to Vesting Shares that are subject to performance vesting pursuant to paragraph 7(c)(i) shall be set aside by Parent and shall be paid to such holders upon the vesting of such Vesting Shares (if at all).

(ii) Acceleration of Vesting upon a Parent Sale. Notwithstanding the foregoing, in the event Parent enters into a binding agreement with respect to a Parent Sale on or before the tenth (10th) anniversary of the Closing Date, all Vesting Shares that were eligible to vest pursuant to paragraph 7(c)(i) and remain unvested, if any, shall vest on the day immediately preceding the closing of such Parent Sale. For the avoidance of doubt, following a transaction or business combination that is not a “Parent Sale” hereunder, including a transaction or business combination in which the equity securities of the surviving entity of such business combination or other transaction are registered under the Exchange Act and listed or quoted for trading on a national securities exchange, the equitable adjustment provisions of paragraph 17 shall apply, including, without limitation, to the performance vesting criteria set forth in paragraph 7(c)(i).

(iii) Forfeiture of Unvested Founder Shares. Vesting Shares that remain unvested on the first Business Day after the tenth (10th) anniversary of the Closing Date shall be surrendered by Sponsor or the applicable Insider to Parent, without any consideration for such Transfer.

(iv) Stock Price Level. For purposes of this paragraph 7(c), the applicable “Stock Price Level” will be considered achieved only when the VWAP of Common Stock on the New York Stock Exchange equals or exceeds the applicable threshold for any 20 trading days during a 30 consecutive trading day period. The Stock Price Levels will be equitably adjusted on account of any share split, reverse share split or similar equity restructuring transaction in accordance with paragraph 17 hereof.

(v) Waiver of Conversion Ratio Adjustment. (A) Section 4.3(b)(i) of Parent’s amended and restated certificate of incorporation provides that each Founder Share shall automatically convert into one share of Common Stock (the “Initial Conversion Ratio”) at the time of the Business Combination, and (B) Section 4.3(b)(ii) of Parent’s amended and restated certificate of incorporation provides that the Initial Conversion Ratio shall be adjusted (the “Adjustment”) in the event that additional shares of Common Stock are issued in excess of the amounts offered in Parent’s initial public offering of securities such that the Sponsor and the Insiders shall continue to own 25% of the issued and outstanding shares of Capital Stock after giving effect to such issuance.

(vi) As of and conditioned upon the Closing, the Sponsor and each Insider hereby irrevocably relinquishes and waives any and all rights the Sponsor and each Insider has or will have under Section 4.3(b)(ii) of Parent’s amended and restated certificate of incorporation to receive shares of Common Stock in excess of the number issuable at the Initial Conversion Ratio upon conversion of the existing Founder Shares held by him, her or it, as applicable, in connection with the Closing as a result of any Adjustment.

8. The Sponsor and each Insider represents and warrants that (i) it, he or she has never been suspended or expelled from membership in any securities or commodities exchange or association or had a securities or commodities license or registration denied, suspended or revoked and (ii) it, he or she has full right and power, without violating any Contract to which it, he or she is bound, to enter into this Letter Agreement. Each Insider’s biographical information furnished to Parent (including any such information included in the Prospectus) is true and accurate in all respects and does not omit any material information with respect to such Insider’s background. The Sponsor’s and each Insider’s questionnaire furnished to Parent is true and accurate in all respects. The Sponsor and each Insider represents and warrants that: it, he or she is not subject to or a respondent in any legal action for, any injunction, cease-and-desist order or order or stipulation to desist or refrain from any act or practice relating to the offering of securities in any jurisdiction; it, he or she has never been convicted of, or pleaded guilty to, any crime (i) involving fraud, (ii) relating to any financial transaction or handling of funds of another person, or (iii) pertaining to any dealings in any securities and it, he or she is not currently a defendant in any such criminal proceeding.

9. Except as disclosed in the Prospectus, neither the Sponsor nor any Insider nor any affiliate of the Sponsor or any Insider, shall receive from Parent any finder’s fee, reimbursement, consulting fee, monies in respect of any repayment of a loan or other compensation prior to, or in connection with any services rendered in order to effectuate the consummation of Parent’s initial Business Combination (regardless of the type of transaction that it is), other than the following, none of which will be made from the proceeds held in the Trust Account prior to the completion of the initial Business Combination: repayment of a loan and advances of up to an aggregate of $300,000 made to Parent by the Sponsor to cover offering related and organizational expenses; payment to an affiliate of the Sponsor for office space, administrative support services for a total of $20,000 per month; reimbursement for any out-of-pocket expenses related to identifying, investigating and consummating an initial Business

Combination, and repayment of loans, if any, and on such terms as to be determined by Parent from time to time, made by the Sponsor or any of Parent’s officers or directors to finance transaction costs in connection with an intended initial Business Combination, provided, that, if Parent does not consummate an initial Business Combination, a portion of the working capital held outside the Trust Account may be used by Parent to repay such loaned amounts so long as no proceeds from the Trust Account are used for such repayment. In the event the Merger Agreement is terminated in accordance with its terms, up to $1,500,000 of such loans may be convertible into warrants of the post Business Combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants.

10. The Sponsor and each Insider has full right and power, without violating any agreement to which it, he or she is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Letter Agreement and, as applicable, to serve as a director on the board of directors of Parent and hereby consents to being named in the Prospectus as a director of Parent.

11. As used herein, the following terms shall have the respective meanings set forth below:

(a) “beneficially own,” “beneficial ownership” and “beneficial owner” shall have the meaning ascribed to it in Section 13(d) of the Exchange Act.

(b) “Business Combination” shall mean a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving Parent and one or more businesses.

(c) “Capital Stock” shall mean, collectively, the Common Stock and the Founder Shares.

(d) “Common Stock” shall mean Parent’s Class A common stock, par value $0.0001 per share.

(e) “Covered Shares” shall mean, in respect of any Sponsor or Insider, all shares of Capital Stock owned (beneficially or of record) by such Sponsor or Insider as of the date hereof, together with any additional shares of Common Stock or Founder Shares (or any securities convertible into or exercisable or exchangeable for Common Stock or Founder Shares) in which such Sponsor or Insider acquires record or beneficial ownership after the date hereof, including by purchase, as a result of a stock dividend, stock split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exchange, exercise or conversion of any such securities.

(f) “Founder Shares” shall mean the 8,625,000 shares of Parent’s Class F common stock, par value $0.0001 per share, initially issued to the Sponsor for an aggregate purchase price of $25,000, or approximately $0.003 per share, prior to the consummation of the Public Offering.

(g) “Parent Sale” shall mean the occurrence of any of the following events: (i) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act or any successor provisions thereto is or becomes the beneficial owner, directly or indirectly, of securities of Parent representing more than 50% of the combined voting power of Parent’s then outstanding voting securities, (ii) there is consummated a merger or consolidation of Parent with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (A) the board of directors of Parent immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (B) the voting securities of Parent immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (ii) the shareholders of Parent approve a plan of complete liquidation or dissolution of Parent or there is consummated an agreement or series of related agreements for the sale, lease or other disposition, directly or indirectly, by Parent of all or substantially all of the assets of Parent and its Subsidiaries, taken as a whole, other than such sale or other disposition by Parent of all or substantially all of the assets of Parent and its Subsidiaries, taken as a whole, to an entity at least 50% of the combined voting power of the voting securities of which are owned by shareholders of Parent in substantially the same proportions as their ownership of Parent immediately prior to such sale.

(h) “Private Placement Warrants” shall mean the warrants to purchase up to 5,933,333 shares of Common Stock of Parent that the Sponsor purchased for an aggregate purchase price of $8,900,000 in the aggregate, or $1.50 per warrant, in a private placement that occurred substantially concurrently with the consummation of the Public Offering.

(i) “Prospectus” shall mean the registration statement on Form S-1 and prospectus filed by Parent with the Commission in connection with the Public Offering.

(j) “Public Offering” shall mean the underwritten initial public offering of 34,500,000 of Parent’s units (the “Units”), including the issuance of 4,500,000 Units as a result of the Parent underwriters’ exercise of their over-allotment option in full, each comprised of one share of Common Stock and one-third of one warrant.

(k) “Public Stockholders” shall mean the holders of securities issued in the Public Offering.

(l) “Transfer” shall mean the (a) sale or assignment of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended and the rules and regulations of the Commission promulgated thereunder with respect to, any security, (b) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

(m) “VWAP” shall mean, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by Parent.

12. This Letter Agreement and, solely as between Parent and the Sponsor, the Parent Sponsor Warrant Exchange Agreement, constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof or the transactions contemplated hereby. This Letter Agreement may not be changed, amended, modified or waived (other than to correct a typographical error) as to any particular provision, except by a written instrument executed by all parties hereto.

13. No party hereto may assign either this Letter Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties and the Companies, who are intended third party beneficiaries of paragraph 5 hereof (except that, following any valid termination of the Merger Agreement, no consent from the Companies shall be required). Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Letter Agreement shall be binding on Parent, Sponsor and each Insider and their respective successors, heirs and assigns and permitted transferees.

14. This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Letter Agreement shall be brought and enforced in the courts of New York City, in the State of New York, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

15. Any notice, consent or request to be given in connection with any of the terms or provisions of this Letter Agreement shall be in writing and shall be sent by express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

16. This Letter Agreement shall terminate on the earlier of (i) the latest of (x) the expiration of the Lock-up Period or (y) the vesting in full and delivery of all Vesting Shares, or (ii) the liquidation of Parent. No such termination shall relieve the Sponsor, the Insiders or Parent from any liability resulting from a breach of this Letter Agreement occurring prior to such termination.

17. If, and as often as, there are any changes in Parent, the Founder Shares or Common Stock by way of stock split, stock dividend, combination or reclassification, or through merger, consolidation, reorganization, recapitalization or business combination, or by any other means, equitable adjustment shall be made to the provisions of this Letter Agreement as may be required so that the rights, privileges, duties and obligations hereunder shall continue with respect to Parent, Parent’s successor or the surviving entity of such transaction, the Founder Shares or Common Stock, each as so changed. For the avoidance of doubt, such equitable adjustment shall be made to the applicable Stock Price Levels set forth in paragraph 7(c).

18. Each party hereto that is also a party to that certain Registration Rights Agreement, dated as of April 29, 2020, by and among Parent, the Sponsor and the other parties signatory thereto (the “Existing Registration Rights Agreement”), hereby agrees to amend and restate the Existing Registration Rights Agreement, effective as of the Closing. At or prior to the Closing, the Sponsor and each Insider contemplated to become a party to the Registration Rights Agreement shall deliver to Parent such agreement, duly executed by such Person, in the form attached to the Merger Agreement.

[Signature Page Follows]

Sincerely,

SPONSOR:

FORTRESS ACQUISITION SPONSOR LLC

By:	/s/ Alexander Gillette
Name: Alexander Gillette
Title: Secretary

INSIDERS:

By:	/s/ R. Edward Albert III
Name: R. Edward Albert III

By:	/s/ Daniel N. Bass
Name: Daniel N. Bass

By:	/s/ Micah B. Kaplan
Name: Micah B. Kaplan

By:	/s/ Aaron F. Hood
Name: Aaron F. Hood

By:	/s/ Carmen Policy
Name: Carmen Policy

Acknowledged and Agreed:

PARENT:

FORTRESS VALUE ACQUISITION CORP.

By:	/s/ Andrew A. McKnight
Name: Andrew A. McKnight
Title: Chief Executive Officer